[Home Properties of New York, Inc. Letterhead]






September 23, 1996

Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C.  20549

                  RE:  Home Properties of New York, Inc.
                       Registration Statement on Form S-8

Ladies and Gentlemen:

I am Vice President, Secretary and General Counsel of Home Properties of New York, Inc. (the "Company") and have acted on behalf of the Company in connection with its Registration Statement on Form S-8 to register under the Securities Act of 1933, as amended, an aggregate of 50,000 shares of Common Stock of the Company (the "Shares") to be issued in connection with the Company's Retirement Savings Plan, as amended (the "Plan").

I have examined and am familiar with originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records and other instruments as I have deemed necessary or appropriate in connection with rendering this opinion.

Based on the foregoing, I am of the opinion that the Shares described in the above-referenced Registration Statement have been duly authorized by the Company for issuance in connection with the Plan and will, when issued in connection with the Plan, be validly issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the above-mentioned Registration Statement on Form S-8 and any reference to me contained therein.

Very truly yours,

/s/ Ann M. McCormick

Ann M. McCormick
Vice President, Secretary
and General Counsel